Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS THIRD QUARTER FISCAL 2008 RESULTS
-Company Reports Earnings of $0.23 Per Share Before Discontinued Operations,
Including Merger-Related Expenses, Asset Impairment Charges and
Store Closing Costs of Approximately $0.16 Per Share-
NASHVILLE, Tenn., Nov. 29, 2007 — Genesco Inc. (NYSE: GCO) today reported earnings of $5.6 million before discontinued operations, or $0.23 per diluted share, for the third quarter ended November 3, 2007. Results for the quarter included $6.2 million pretax, or approximately $0.16 per diluted share, in litigation and other expenses related to the Company’s proposed merger with a subsidiary of The Finish Line Inc., retail store asset impairment charges and costs related to the previously announced decision to close certain underperforming stores, primarily in the Underground Station Group. For the third quarter ended October 28, 2006, earnings before discontinued operations were $16.0 million, or $0.62 per diluted share. Results for the quarter last year include $1.1 million pretax, or approximately $0.02 per share, of retail store asset impairment charges. Net sales for the third quarter of fiscal 2008 increased 2.3% to $372 million, compared to $364 million for the third quarter of fiscal 2007.
     Genesco Chairman and Chief Executive Officer Hal N. Pennington said, “Our third quarter results continued to reflect generally challenging economic conditions and a difficult retail environment, especially in footwear.
     “Net sales in the Journeys Group were approximately $183 million in the third quarter, and same store sales declined 3%. The benefit we expected from the shift in sales tax holidays and the onset of the back to school season from the second quarter last year to the third quarter this year was more than offset by the general weakness of the retail footwear climate and significant underperformance by one line of shoes that performed very strongly for the Journeys Group in the third quarter last year. While there remains some uncertainty in the marketplace, we believe Journeys is well positioned for the holiday selling season.

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     “Net sales in the Hat World Group increased 13% to approximately $88 million, and same store sales rose 2% in the third quarter. Hat World’s core business, particularly Major League Baseball products, performed well during the quarter, as did branded action product. However, Hat World sacrificed some gross margin in connection with a program designed to adjust MLB fashion inventory levels. We completed that program during the third quarter and expect it to benefit future performance.
     “Net sales for the Underground Station Group, which includes the remaining Jarman stores, were $27 million, and same store sales declined 19%. Same store sales again reflected the weak urban market, a difficult Nike comparison, especially during the early part of the quarter, and an ongoing transition into the chain’s new merchandising strategy. While the general retail environment and the urban market remain challenging, we expect Underground Station to benefit from new merchandising strategies in the holiday season and from easier comparisons with last year, especially since Nike sales were less meaningful in the fourth quarter last year.
     “Johnston & Murphy Group’s net sales increased 4% to approximately $46 million in the third quarter. Same store sales for the shops were up 3% and operating margin for the Johnston & Murphy Group increased 220 basis points to 9.4%, reflecting the continuing strength of the brand.
     “Third quarter sales of Licensed Brands increased 26% to approximately $29 million, and operating margin increased 380 basis points to 14% reflecting the continuing strength of Dockers Footwear, sales of which increased approximately 9%, and additional sales related to the introduction of a line of footwear sourced for limited distribution under a new license arrangement. Even in a very challenging retail environment our target consumers are continuing to respond very positively to the product styling, comfort and value found in Dockers Footwear, and our retail customers are very happy with the performance. We believe we are poised for continued success.”
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include uncertainty regarding the effect and timing of the Company’s proposed merger with a subsidiary of The Finish Line, Inc. and litigation and investigations in connection with the merger,

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weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute the store closing plan referred to in this release on schedule and at expected expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere, in our SEC filings, copies of which may be obtained by contacting the investor relations department of Genesco via our website www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
     The Company’s live conference call on November 29, 2007, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,150 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
In Thousands	2007	2006	2007	2006

Net sales	$372,496	$364,298	$1,035,124	$983,617
Cost of sales	184,445	182,844	511,610	487,404
Selling and administrative expenses	174,194	150,992	499,326	433,477
Restructuring and other, net	56	1,083	6,809	1,672

Earnings from operations	13,801	29,379	17,379	61,064
Interest expense, net	3,504	2,948	8,906	7,022

Earnings before income taxes from continuing operations	10,297	26,431	8,473	54,042
Income tax expense	4,687	10,456	3,600	21,457

Earnings from continuing operations	5,610	15,975	4,873	32,585
Provision for discontinued operations	(10)	(98)	(1,235)	(287)

Net Earnings	$5,600	$15,877	$3,638	$32,298

Earnings Per Share Information

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
In Thousands (except per share amounts)	2007	2006	2007	2006

Preferred dividend requirements	$49	$64	$167	$192

Average common shares — Basic EPS	22,454	22,284	22,420	22,771

Basic earnings per share:
Before discontinued operations	$0.25	$0.71	$0.21	$1.42
Net earnings	$0.25	$0.71	$0.15	$1.41

Average common and common equivalent shares - Diluted EPS	26,918	26,624	22,994	27,111

Diluted earnings per share:
Before discontinued operations	$0.23	$0.62	$0.20	$1.26
Net earnings	$0.23	$0.62	$0.15	$1.25

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
In Thousands	2007	2006	2007	2006

Sales:
Journeys Group	$182,587	$184,391	$486,599	$462,560
Underground Station Group	26,792	34,981	81,122	105,854
Hat World Group	87,815	77,503	257,119	226,697
Johnston & Murphy Group	46,403	44,467	138,354	130,414
Licensed Brands	28,769	22,844	71,357	57,759
Corporate and Other	130	112	573	333

Net Sales	$372,496	$364,298	$1,035,124	$983,617

Operating Income (Loss):
Journeys Group	$15,336	$25,260	$27,136	$46,346
Underground Station Group	(2,930)	(631)	(9,991)	27
Hat World Group	4,639	7,710	14,709	22,334
Johnston & Murphy Group	4,377	3,193	12,459	8,500
Licensed Brands	4,019	2,326	9,193	5,390
Corporate and Other*	(11,640)	(8,479)	(36,127)	(21,533)

Earnings from operations	13,801	29,379	17,379	61,064
Interest, net	3,504	2,948	8,906	7,022

Earnings before income taxes from continuing operations	10,297	26,431	8,473	54,042
Income tax expense	4,687	10,456	3,600	21,457

Earnings from continuing operations	5,610	15,975	4,873	32,585
Provision for discontinued operations	(10)	(98)	(1,235)	(287)

Net Earnings	$5,600	$15,877	$3,638	$32,298

*	Includes $0.1 million of other charges in the third quarter of Fiscal 2008 for asset impairments and includes $6.8 million of other charges in the first nine months of Fiscal 2008 of which $6.8 million is asset impairments related to underperforming stores, primarily in the Underground Station Group, and $0.3 million for lease terminations offset by $0.3 million in excise tax refunds. Includes $1.1 million and $1.7 million of other charges in the third quarter and nine months of Fiscal 2007, respectively, for asset impairments and lease terminations. The third quarter and nine months of Fiscal 2008 also includes $6.1 million and $11.6 million, respectively, in expenses related to the Company’s proposed merger with a subsidiary of The Finish Line Inc.

GENESCO INC.
Consolidated Balance Sheet

	November 3,	October 28,
In Thousands	2007	2006

Assets
Cash and cash equivalents	$17,980	$18,638
Accounts receivable	29,213	24,401
Inventories	395,965	344,309
Other current assets	52,716	33,122

Total current assets	495,874	420,470

Property and equipment	250,020	213,974
Other non-current assets	171,524	158,111

Total Assets	$917,418	$792,555

Liabilities and Shareholders’ Equity
Accounts payable	$138,844	$135,614
Other current liabilities	62,068	62,862

Total current liabilities	200,912	198,476

Long-term debt	215,220	158,250
Other long-term liabilities	89,767	78,722
Shareholders’ equity	411,519	357,107

Total Liabilities and Shareholders’ Equity	$917,418	$792,555

GENESCO INC.
Retail Units Operated — Nine Months Ended November 3, 2007

	Balance	Acquisi-				Balance				Balance
	01/28/06	tions	Open	Conv	Close	02/03/07	Open	Conv	Close	11/03/07

Journeys Group	761		96	0	4	853	94	0	2	945
Journeys	710		61	0	3	768	36	0	2	802
Journeys Kidz	50		24	0	1	73	30	0	0	103
Shi by Journeys	1		11	0	0	12	28	0	0	40
Underground Station Group	229		11	0	17	223	2	0	10	215
Underground Station	180		11	3	1	193	2	2	4	193
Jarman Retail	49		0	(3)	16	30	0	(2)	6	22
Hat World Group	641	49	104	0	9	785	82	0	11	856
Johnston & Murphy Group	142		13	0	7	148	10	0	2	156
Shops	107		7	0	5	109	7	0	1	115
Factory Outlets	35		6	0	2	39	3	0	1	41

Total Retail Units	1,773	49	224	0	37	2,009	188	0	25	2,172

Retail Units Operated — Three Months Ended November 3, 2007

	Balance				Balance
	08/04/07	Open	Conv	Close	11/03/07

Journeys Group	909	36	0	0	945
Journeys	789	13	0	0	802
Journeys Kidz	91	12	0	0	103
Shi by Journeys	29	11	0	0	40
Underground Station Group	219	1	0	5	215
Underground Station	193	1	1	2	193
Jarman Retail	26	0	(1)	3	22
Hat World Group	829	31	0	4	856
Johnston & Murphy Group	154	4	0	2	156
Shops	113	3	0	1	115
Factory Outlets	41	1	0	1	41

Total Retail Units	2,111	72	0	11	2,172

Constant Store Sales

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006

Journeys Group	-3%	9%	-2%	5%
Underground Station Group	-19%	-11%	-21%	-7%
Underground Station	-20%	-11%	-22%	-6%
Jarman Retail	-9%	-10%	-12%	-10%
Hat World Group	2%	-1%	-1%	0%
Johnston & Murphy Group	2%	6%	3%	2%
Shops	3%	7%	4%	2%
Factory Outlets	-2%	3%	3%	-1%

Total Constant Store Sales	-3%	4%	-4%	2%